Exhibit 4.19

                              [DBS BANK LETTERHEAD]

Our ref: D/P/HL074/0578/04
Date: 31 May 2004

Bonso Electronics Limited
Units 11 06-1110, 11th Floor
Star House, 3 Salisbury Road
Tsimshatsui, Kowloon

Dear Sirs,

           Banking Facilities: Bonso Electronics Limited ("Borrower")
           ----------------------------------------------------------

     We, DBS Bank (Hong Kong) Limited ("Bank"), are pleased to advise you that we are prepared to make available to you the following banking facilities ("Facilities") upon the following terms and conditions:

Facilities:

1.   Overdraft - HKD500,000.

     Interest
     --------
     Prime rate quoted by the Bank from time to time.

2. Letter of Credit and Trust Receipt and Advance against Outward Bills without Title Document - HKD11,000,000.-

     Letter of Credit - HKD 11.000.000.-
     ---------------------------------
     For issuance of letter of credit with a maximum validity of 6 months at sight or usance up to 120 days.

     Letter of Credit (Cargo Receipt) - HKDl1.000.000..-
     --------------------------------------------------
     For issuance of letter of credit calling for cargo receipt with a maximum validity of 6 months at sight or usance up to 120 days.

     Beneficiaries of letters of credit calling for cargo receipt and each of its individual limits are each subject to the Bank's prior written approval on case by case basis (if so required by the Bank). The Bank may from time to time carry out at the Borrower's expense updated searches of the beneficiaries of letters of credit calling for cargo receipt. All related costs and fees may be debited to the Borrower's account.

     Trust Receipt - HKD11.000.000.
     Trust receipt under letter of credit is allowed up to 120 days.

     Total tenor of each acceptance bills and trust receipt financing shall not exceed 120 days.

     Advance against Outward Bills without Title Document - HKD5 000.000. To finance of invoice to approved buyers up to 60 days from the date of loan draw down.

                                                                            DBS
Bonso Electronics Limited                             Our Ref: D/P/HL074/0578/04
--------------------------------------------------------------------------------

3. Negotiation under Documentary Credit with discrepancies (with recourse)HKD6,000,000.

     Notwithstanding anything contained in this Letter, the Bank may at its absolute discretion refuse to negotiate any documentary credit and/or bill(s) with any discrepancies not acceptable to the Bank.

Commission of Trade Facilities:

Unless otherwise provided herein, commission shall be charged at the Bank's fee and charges that from time to time apply. These are shown in the Charges Schedule, copies and details of which are available from the Bank's branches.

Commission on Inward Collection Bills/Drawing Commission on Revolving L/C (Import)/ Handling Commission for Collection Bills (Export)/ Handling Commission for Advance against Outward Bills 1/8% flat

Interest of Trade Facilities:

For HKD bills:             2.25% per annum over HlBOR quoted by the Bank from
                             time to time.
For USD bills:             2.25% per annum over LIBOR quoted by the Bank from
                             time to time.
For other currency bills:  2.25% per annum over the Bank's cost of funds quoted by the Bank from time to time.

Conditions Precedent: The availability of the Facilities is conditional upon completion and delivery of the appropriate supporting board minutes and/or shareholders' resolutions, and the following documentation, items and evidence in form and substance satisfactory to the Bank:

(a) the Bank's standard form General Commercial Agreement duly executed by the Borrower;

(b) the Bank's standard form all monies Guarantee duly executed by Bonso Electronics International Inc.;

(c)  such other documents, items or evidence as the Bank may require.

Prime Rate: The prime rate shall mean Hong Kong Dollar prime rate quoted by the Bank from time to time unless otherwise provided herein. If the interest rate in respect of any Facility is expressed to be a margin over the prime rate quoted by the Bank from time to time, the Bank shall be entitled, in its reasonable discretion, at any time without reference or notice to the Borrower, to substitute the rate of "HIBOR plus 0.5%" for the prime rate in calculating the interest payable under such Facility. If the interest rate in respect of any Facility is expressed to be a percentage less than the prime rate quoted by the Bank from time to time, the Bank shall be entitled, in its reasonable discretion, at any time without reference or notice to the Borrower, to replace such interest rate by the rate of "HIBOR plus 0.5%" as the applicable interest rate in respect of such Facility.

Overdue Interest: Any amount under this Letter which is unpaid on due date or exceeds the permitted Overdraft Facility limit, such overdue or excess sum will be subject to the Bank's then prevailing overdue or over limit interest rate, and may be compounded monthly or at such other intervals as the Bank determines. The Bank may, without prejudice to its other rights, increase the interest rate on the entire amount outstanding under this Letter if any amount becomes overdue.

                                                                             DBS
Bonso Electronics Limited                             Our Ref: D/P/HL074/0578/04
--------------------------------------------------------------------------------

Review Fee: HKD7,000.-

Interest Calculation: Save as otherwise provided herein, interest will accrue on a daily basis and will be calculated by reference to the number or days elapsed and a 365-day year if the loan is in HK Dollars, Pounds Sterling, Singapore Dollars or Malaysia Ringgit or a 360-day year if the loan is in any other approved foreign currency.

Payments: All payments by the Borrower are to be made to the Bank in accordance with the Bank's directions in the currency in which the Facility (or the part in question) is denominated or, as the case may be, in which the same was incurred or, if the Bank shall so require, in HK Dollars, in each case in immediately available funds without set-off or counterclaim and free and clear and without any deduction or withholding for any taxes, duties or any other charges whatsoever.

Fees and Expenses: Whether or not any monies are advanced to the Borrower pursuant to this Letter or otherwise, the Borrower shall pay on demand by the Bank all costs and expenses (including, but not limited to, debt collection agents', legal and other professional advisers' fees on a full indemnity basis, travel, communications, publicity and other expenses and charges) reasonably and properly incurred by the Bank in connection with the preparation, negotiation and entry into of this Letter, the General Commercial Agreement and other security documents to be given by the Borrower or other security providers (collectively "Loan Documents") or in perfecting, preserving or protecting any rights under the Loan Documents or in exercising or enforcing or attempting to exercise or enforce any rights under the Loan Documents.

A handling fee in an amount to be determined by the Bank will be payable in respect of the annual review to be carried out by the Bank so long as the Facilities are continuing. Such fee may be debited to the Borrower's account.

Undertakings: By signing this Letter, the Borrower shall be deemed to undertake to and in favour of the Bank the following:

(a) The Borrower will keep and prepare its books of account and financial statements in accordance with applicable law and generally accepted accounting principles and practices in Hong Kong.

(b) The Borrower shall deliver to the Bank:

     (i) as soon as available, and in, any event within 10 months after the end of each of the financial years, copies of audited (and, as appropriate, consolidated) accounts and the related directors' and auditors' reports for each financial year of the Borrower and Bonso Electronics International Inc. and as soon as reasonably required by the Bank, all such other information relating to their financial condition and business as the Bank may request;

     (ii) as soon as available, and in any event within 3 months after the end of the first half of each financial years, copies of semi-annual accounts of Bonso Electronics International Inc.;

     (iii) with reasonable promptness, details of any material litigation, arbitration or administrative proceeding current or, to its knowledge, threatened by or against it.

                                                                             DBS
Bonso Electronics Limited                             Our Ref: D/P/HL074/0578/04
--------------------------------------------------------------------------------

(c) The Borrower will notify the Bank promptly of any change of its directors or beneficial shareholders or any amendment to its memorandum or articles of association.

(d) The Borrower will promptly notify the Bank upon becoming aware of any factor which may inhibit, impair or delay performance by the Borrower or any security providers of their obligations under the Loan Documents.

(e) The Borrower will channel its annual import and export bills business to the Bank at not less than HKD30,000,000.-.

Demand Facilities:

(a) Notwithstanding any other provision of this Letter, the Bank shall be entitled at any time in its absolute discretion to cancel the Facilities or any part thereof and/or to demand immediate repayment or payment (as the case may be) of all principal, interest, fees and other amounts outstanding under this Letter or any part thereof ("Liabilities") and/or to require the Borrower immediately to provide full cash collateral in respect of the Liabilities (whereupon the Facilities or such part shall be so cancelled and/or the Liabilities shall be immediately so payable and/or such cash collateral shall be so provided).

(b) Notwithstanding the clause headed "Payments" above (which shall only apply where no demand has been made), all monies received by the Bank at any time after the Bank has exercised its rights under paragraph (a) mentioned above shall be applied, subject to any prior ranking claims and the right of the Bank to place them in a suspense account pursuant to the General Commercial
Agreement:

     first: in or towards discharging all costs and expenses incurred by the Bank in perfecting, preserving, enforcing or attempting to so perfect, preserve or enforce its rights under the Loan Documents;

     secondly: in or towards discharging all unpaid Liabilities in such order and manner as the Bank may prescribe;

     thirdly: subject to the rights of third parties of which the Bank has actual notice, any balance in payment to the Borrower.

Assignment:

(a) The Borrower may not assign or transfer any or all of its rights or obligations under this Letter.

(b) The Bank may at any time transfer all or any part of its rights and/or of its obligations under this Letter. All references in this Letter to "Bank" include any other person with which the Bank merges or consolidates and will be read as if such entity formed by the merger or amalgamation had been a party to this Letter in place of the Bank.

                                                                             DBS
Bonso Electronics Limited                             Our Ref: D/P/HL074/0578/04
--------------------------------------------------------------------------------


Data Policy: The Borrower agrees that the applicable Data Policies, notices and other communications to customers concerning its data from time to time issued by the Bank (a member of the DBS Group) shall apply. A copy is available on request at any Bank branch or from its website. The Borrower agrees that all information obtained from any sources or that arises from the relationship with the Bank (or any other DBS Group Company) ("data") will be subject to such policies/or other communications (as may be varied from time to time). The Borrower agrees in particular that:

(a) the Bank may verify, provide and collect information about the Borrower's data from other organisations, institutions or other persons;

(b) the Bank may transfer the data outside the Hong Kong Special Administrative Region including to Singapore; and

(c) the Bank may compare any data obtained with the Borrower's data, and use the results for taking of any actions including actions that may be adverse to the Borrower's interest (including declining any application).

The Borrower agrees to be bound by the provisions of such Data Policies, notices and other communications, which shall form part of the Borrower's agreement with the Bank.

Relationship with Directors/Employees: As a licensed bank, the Bank is subject to certain limitations on advances to persons related to the directors or employees of the Bank or of other DBS Group banks. By signing this Letter, the Borrower confirms, to the Bank that it is not in any way related to any of the directors or employees of the Bank and/or its parent DBS Bank Ltd or its other subsidiaries. The Borrower undertakes, upon becoming so related at any time while any loan or other indebtedness to the Bank is outstanding, immediately to advise the Bank in writing.

Miscellaneous:

(a) Time shall be of the essence of this Letter, but no failure or delay on the part of the Bank to exercise or enforce any right or remedy will operate as a waiver thereof, nor will any single or partial or defective exercise of any right or remedy preclude any other exercise or enforcement thereof or the exercise of any other right or remedy. The rights and remedies in this Letter are cumulative, may be exercised as often as the Bank considers appropriate and are not exclusive of any rights or remedies provided by law. Should there be a change of address to which notices must be sent, the Borrower must promptly inform the Bank. Such changes shall not be effective until duly entered in the Bank's records.

(b) The illegality, invalidity or unenforceability of any provision of this Letter under the law of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

General Commercial Agreement: The provisions of the General Commercial Agreement, including without limitation, provisions relating to interest periods, shall also apply to this Letter. If there is any conflict between them, this Letter shall prevail.

                                                                             DBS
Bonso Electronics Limited                             Our Ref: D/P/HL074/0578/04
--------------------------------------------------------------------------------


Law: This Letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

     Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this Letter for the attention of Mr. James Cheung, within one month from the date of this Letter, after which this offer will lapse. When accepted, this Letter will supersede our previous facility letter dated 25 April 2003.

     We enclose a set of documents which should be completed and returned to us, If you have any queries, please contact our Mr James Cheung, whose telephone number is 2218-4804.

     We are pleased to be of service to you.

     Signed for and on behalf of DBS Bank (Hong Kong) Limited by:



     /S/
     -------------------------------------
     Authorized Signature
     Documentation Services
     Enterprise Banking

     FL/cy
     Encl.

     We agree to the terms of this Letter.


     Signed for and on behalf of
     Bonso Electronics Limited



     /S/
     --------------------------------------
     Authorized Signature(s)